Exhibit 10.4G

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of February 28, 2012, by and between OXFORD FINANCE LLC (successor in interest to Oxford Finance Corporation; in its individual capacity, “Oxford” or “Lender”; in its capacity as Collateral Agent, “Collateral Agent”) and COMPLETE GENOMICS, INC., a Delaware corporation (“Borrower”).

RECITALS

A. Collateral Agent, Lender and Borrower have entered into that certain Loan and Security Agreement dated as of March 25, 2011 (as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of August 22, 2011, as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Lender has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has informed Collateral Agent that it expects to be in default of the covenant set forth in Section 6.2(a)(ii) of the Loan Agreement for Borrower’s 2011 fiscal year for failing to deliver an unqualified opinion, from Pricewaterhouse Coopers or another nationally recognized independent certified public accounting firm, on the financial statements to be delivered pursuant thereto (the “Expected Default”).

D. Borrower has promptly notified Lender, pursuant to Section 6.11 of the Loan Agreement, of the creation of a new subsidiary, Complete Genomics International, Inc., and is willing to take any such actions as may be reasonably required by Lender according to the terms therein.

E. Borrower has requested that Collateral Agent and Lender amend the Loan Agreement to (i) waive the Expected Default and (ii) make certain revisions to the Loan Agreement as more fully set forth herein.

F. Borrower, Collateral Agent and Lender have agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

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2.1 Section 4.3 (Pledge of Collateral). A new Section 4.3 hereby is added to the Loan Agreement to read as follows:

“4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Collateral Agent, for the ratable benefit of the Lenders, a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Second Amendment Effective Date, or, to the extent not certificated as of the Second Amendment Effective Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares will be delivered to Collateral Agent, accompanied by an instrument of assignment duly executed in blank by Borrower. To the extent required by the terms and conditions governing the Shares, Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Collateral Agent may effect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Collateral Agent and cause new (as applicable) certificates representing such securities to be issued in the name of Collateral Agent or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Collateral Agent may reasonably request to perfect or continue the perfection of Collateral Agent’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.”

2.2 Section 5.11 (Shares). A new Section 5.11 hereby is added to the Loan Agreement to read as follows:

“5.11 Shares. Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.”

2.3 Section 13.1 (Definitions). The following terms and their respective definitions hereby are added to Section 13.1 of the Loan Agreement as follows:

“Second Amendment Effective Date” means February 28, 2012.

“Shares” is one hundred percent (100%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower, in any Subsidiary; provided that, in the event Borrower, demonstrates to Collateral Agent’s reasonable satisfaction, that a pledge of more than sixty five percent (65%) of the Shares of a Subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, creates a present and existing adverse tax consequence to Borrower under the U.S. Internal Revenue Code, “Shares” shall mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other securities owned or held of record by Borrower in such Subsidiary.

2.4 Section 13.1 (Definitions). The defined term “Permitted Investments” in Section 13.1 of the Loan Agreement hereby is amended by deleting the term “and” as it appears at the end of subsection (c) thereof; deleting the period at the end of subsection (d) thereof and replacing it with the phrase “; and”; and adding a new subsection (e) thereto to read as follows:

“(e) Investments in Borrower’s wholly owned subsidiary, Complete Genomics International, Inc., not to exceed One Hundred Thousand Dollars ($100,000) at any time.”

2.5 Collateral Agent and Lender hereby waive the Expected Default.

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3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Collateral Agent or any Lender may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Collateral Agent and Lender to enter into this Amendment, Borrower hereby represents and warrants to Collateral Agent and Lender as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except as previously disclosed in writing to Lender and except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b), no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Collateral Agent and Lender on the Effective Date, or thereafter are true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Collateral Agent and Lender of (x) this Amendment by each party hereto and (y) a Perfection Certificate for Complete Genomics International, Inc.; (ii) the delivery to Collateral Agent of the certificate(s) for the Shares, together with Assignment(s) Separate from Certificate, duly executed in blank; (iii) the due execution and delivery to Collateral Agent of updated Borrowing Resolutions, in substantially the form attached hereto as Annex I, and (iv) Borrower’s payment of all Lender’s Expenses incurred through the date of this Amendment.

[Balance of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

COLLATERAL AGENT AND LENDER:		BORROWER:

OXFORD FINANCE LLC		COMPLETE GENOMICS, INC

By:	/s/ Mark Davis	By:	/s/ Ajay Bansal
Name:	Mark Davis	Name:	Ajay Bansal
Title:	Vice President Finance, Secretary and Treasurer	Title:	Chief Executive Officer

[Signature Page to Second Amendment to Loan and Security Agreement]

ANNEX I

CORPORATE BORROWING CERTIFICATE

BORROWER:	COMPLETE GENOMICS, INC.	DATE: February 28, 2012
LENDER	OXFORD FINANCE LLC, as Collateral Agent and Lender

I hereby certify as follows, as of the date set forth above:

1. I am the Secretary, Assistant Secretary or other officer of Borrower. My title is as set forth below.

2. Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the State of Delaware.

3. Attached hereto as Exhibit A and Exhibit B, respectively, are true, correct and complete copies of (i) Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 2 above; and (ii) Borrower’s Bylaws. Neither such Certificate of Incorporation nor such Bylaws have been amended, annulled, rescinded, revoked or supplemented, and such Certificate of Incorporation and such Bylaws remain in full force and effect as of the date hereof.

4. The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and the Lenders may rely on them until each Lender receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
Ajay Bansal	Assistant Secretary	/s/ Ajay Bansal	☒
Clifford A. Reid	CEO and President	/s/ Clifford A. Reid	☒
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from the Lenders.

Execute Loan Documents. Execute any loan documents any Lender requires.

Grant Security. Grant Collateral Agent a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower’s right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5. The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:	/s/ Ajay Bansal
Name:	Ajay Bansal
Title:	Assistant Secretary

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the                     of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.

[print title]

By:	/s/ Clifford A. Reid
Name:	Clifford A. Reid
Title:	CEO and President

EXHIBIT A

Certificate of Incorporation (including amendments)

[See attached]

EXHIBIT B

Bylaws

[See attached]